FIRST AMENDMENT

TO

INTELLINETICS, INC. 2015 EQUITY INCENTIVE PLAN

This First Amendment to Intellinetics, Inc. 2015 Equity Incentive Plan (this “Amendment”) is made by Intellinetics, Inc., a Nevada corporation (the “Company”), as of September 25, 2017. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Plan (as defined below).

WHEREAS, the Board of Directors (the “Board”) and the shareholders of the Company previously adopted and approved the Intellinetics, Inc. 2015 Equity Incentive Plan (the “Plan”);

WHEREAS, pursuant to Section 4.1 of the Plan, a total of 2,000,000 shares of the common stock, par value $0.001 per share, of the Company (the “Common Stock”) have been reserved for issuance under the Plan, subject to adjustment as set forth in Section 11 of the Plan;

WHEREAS, the Company desires to increase the total number of shares of Common Stock issuable under the Plan to from 2,000,000 shares to 2,500,000 shares, including shares previously issued thereunder;

WHEREAS, the Company desires to increase the total number of shares of Common Stock for which Incentive Stock Options may be granted from 1,000,000 shares to 2,500,000 shares;

WHEREAS, the Company desires to increase the maximum number of shares of Common Stock for which Awards may be granted to any individual Director in any year from 1,000,000 shares to 1,250,000 shares;

WHEREAS, the Company desires to increase the maximum number of shares of Common Stock for which Awards may be granted to any individual participant in any year from 1,000,000 shares to 1,250,000 shares;

WHEREAS, Section 13 of the Plan permits the Board to amend the Plan from time to time, subject only to certain limitations specified therein;

NOW, THEREFORE, the Board has amended the Plan as follows, subject to approval by the stockholders of the Company:

1. Section 4.1 of the Plan is hereby amended and restated in its entirety to read as follows:

4.1 Subject to adjustment in accordance with Section 11, a total of Two Million Five Hundred Thousand (2,500,000) shares of Common Stock shall be available for the grant of Awards under the Plan. No more than Two Million Five Hundred Thousand (2,500,000) shares of Common Stock may be granted as Incentive Stock Options. Additionally, a Director may not be granted Awards covering more than One Million Two Hundred Fifty Thousand (1,250,000) shares of Common Stock in any year. Any shares of Common Stock granted in connection with Awards shall be counted against this limit as one (1) share for every one (1) share of Common Stock granted in connection with such Award. During the terms of the Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Awards

2. Section 4.3 of the Plan is hereby amended and restated in its entirety to read as follows:

4.3 Subject to adjustment in accordance with Section 11, no Participant shall be granted, during any one (1) year period, Options to purchase Common Stock and Stock Appreciation Rights or any other Awards with respect to more than One Million Two Hundred Fifty Thousand (1,250,000) shares of Common Stock in the aggregate. If an Award is to be settled in cash, the number of shares of Common Stock on which the Award is based shall count toward the individual share limit set forth in this Section 4.

3. Except as modified by this Amendment, all the terms and provisions of the Plan shall continue in full force and effect.

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IN WITNESS WHEREOF, the Company has executed this First Amendment to the Intellinetics, Inc. 2015 Equity Incentive Plan as of September 25, 2017.

INTELLINETICS, INC.

By:	/s/ Joseph D. Spain
Name:	Joseph D. Spain
Title:	Chief Financial Officer